EXHIBIT 21

                              List of Subsidiaries

Post, Buckley, Schuh & Jernigan, Inc., a Florida corporation, d/b/a PBS&J PBS&J Construction Services, Inc., a Florida corporation
Post, Buckley International, Inc., a Florida corporation
Seminole Development Corporation, a Florida corporation